Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257073

6,808,034 Shares

COMSovereign Holding Corp.

This prospectus relates to the resale, from time to time, by the selling stockholders named herein (the “Selling Stockholders”) of (i) an aggregate of 4,165,322 outstanding shares of our common stock, par value $0.0001 per share, and (ii) and aggregate of 2,642,712 shares of common stock issuable upon exercise of certain outstanding warrants (the “Warrants”).

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 2,642,712 shares of common stock, would result in gross proceeds to us of approximately $11.9 million.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares of common stock will be determined by the prevailing market price for our common stock or in negotiated transactions.

Our common stock is quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “COMS.” On June 10, 2021, the last reported sale price for our common stock on Nasdaq was $2.53.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2021.

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus.

You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under which the Selling Stockholders may offer from time to time up to an aggregate of 6,808,034 shares of common stock in one or more offerings. If required, each time the Selling Stockholders offer shares of common stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “ our company,” “Company, ”“we,” “us” and “our” refer to COMSovereign Holding Corp. and our subsidiaries.

All service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

The share and per share information in this prospectus reflects the one-for-three reverse stock split of our outstanding common stock that became effective on January 21, 2021.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights principal features of this offering and certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the information incorporated by reference herein, before making an investment decision.

Our Company

Overview

We are a provider of technologically-advanced telecom solutions to network operators, mobile device carriers, governmental units and other enterprises worldwide. We have assembled a portfolio of communications, power and portable infrastructure technologies, capabilities and products that enable the upgrading of latent 3G networks to 4G and 4G-LTE networks and will facilitate the rapid roll out of the 5G and “next-Generation” (“nG”) networks of the future. We focus on novel capabilities, including signal modulations, antennae, software, hardware and firmware technologies that enable increasingly efficient data transmission across the electromagnetic spectrum. Our product solutions are complemented by a broad array of services, including technical support, systems design and integration, and sophisticated research and development programs. While we compete globally on the basis of our innovative technology, the breadth of our product offerings, our high-quality cost-effective customer solutions, and the scale of our global customer base and distribution, our primary focus is on the North American telecom infrastructure and service market. We believe we are in a unique position to rapidly increase our near-term domestic sales as we are among the few U.S.-based providers of telecommunications equipment and services.

We provide the following categories of product offerings and solutions to our customers:

●	Telecom and Network Products and Solutions. We design, develop, market and sell technologically-advanced products for telecom network operators, mobile device carriers and other enterprises, including the following:

●	Backhaul Telecom Radios. We offer a line of high-capacity packet microwave solutions that drive next-generation IP networks. Our carrier-grade point-to-point packet microwave systems transmit broadband voice, video and data. Our solutions enable service providers, government agencies, enterprises and other organizations to meet their increasing bandwidth requirements rapidly and affordably. The principal application of our product portfolio is wireless network transport, including a range of products ideally suited to support the emergence of underlying small cell networks. Additional solutions include leased-line replacement, last mile fiber extension and enterprise networks.

●	In-Band Full-Duplex Technologies. We have developed proprietary wireless transmission technologies that alleviate the performance limitations of the principal transmission technologies used by most networks today. Time Division Duplex (TDD) transmission technology used by many communications systems utilizes a single channel for transmission of data alternating between downlink or uplink, which limits capacity/throughput. Frequency Division Duplex (FDD) technologies in the marketplace today use two independent channels for downlink and uplink but require twice the spectrum. Neither TDD nor FDD can simultaneously transmit and receive on a single channel — a limitation that network advancements and 5G will require for optimal performance. In late 2021, we intend to commence offering products incorporating our proprietary In-Band Full-Duplex technologies that simultaneously transmit and receive data on a single channel, which resolves the limitation of current TDD and FDD transmissions by increasing network performance and doubling spectrum efficiency.

●	Edge Compute Capable Small Cell 4G LTE and 5G Access Radios. We offer Citizens Broadband Radio Service (CBRS) frequency and other small cell radios that are designed to connect to other access radios or to connect directly to mobile devices such as mobile phones and other IoT devices. Recently, we developed the world’s first fully-virtualized 5G core network on a microcomputer the size of a credit card, enabling, for the first time, the ability to have the 5G network collocated on the network edge with the small cell communicating with the devices themselves. The small cells support edge-based application hosting and enable third-party service integration.

●	Intelligent Batteries and Back-Up Power Solutions. We are developing for the telecom industry a full line of environmentally-friendly, non-volatile advanced intelligent lithium-ion batteries and back-up power units that charge quickly, have a life span approximately five times longer than conventional lead-acid batteries, and can be monitored remotely. We are also currently offering and developing models that provide power for a wide range of applications, including cellular towers and other radio access network (RAN) infrastructures, automobiles, boats, spacecraft and other vehicles.

●	Tethered Drones and Aerostats. We design, manufacture, sell and provide logistical services for specialized tethered aerial monitoring and communications platforms serving national defense and security customers for use in applications such as intelligence, surveillance and reconnaissance (“ISR”) and communications. We focus primarily on a suite of tethered aerostats known as the Winch Aerostat Small Platform (“WASP”), which are principally designed for military and security applications and provide secure and reliable aerial monitoring for extended durations while being tethered to the ground via a high-strength armored tether. Our recently-acquired HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users.

We are also developing processes that we believe will significantly advance the state-of-the-art in silicon photonic (SiP) devices for use in advanced data interconnects, communication networks and computing systems. We believe our novel approach will allow us to overcome the limitations of current SiP modulators, dramatically increase computing bandwidth and reduce drive power while offering lower operating costs.

Our engineering and management teams have extensive experience in optical systems and networking, digital signal processing, large-scale application-specific integrated circuit (ASIC) design and verification, SiP design and integration, system software development, hardware design, high-speed electronics design and network planning, installation, maintenance and servicing. We believe this broad expertise in a wide range of advanced technologies, methodologies and processes enhances our innovation, design and development capabilities, and has enabled us, and we believe will continue to enable us, to develop and introduce future-generation communications and computing technologies. In the course of our product development cycles, we engage with our customers as they design their current and next-generation network equipment in order to gauge current and future market needs.

Our more than 700 customers include a majority of the leading global telecommunication operators, as well as many data center managers and leading multi-system operators (MSOs), and hundreds of enterprise customers, including many Fortune 500 companies. We have long-standing, direct relationships with our customers and serve them through a direct sales force and a global network of channel partners.

Our Operating Units

Through a series of acquisitions, we and our operating subsidiaries have expanded our service offerings and geographic reach over the past two years. On November 27, 2019, we completed the acquisition of ComSovereign Corp. (“ComSovereign”) in a stock-for-stock transaction with a total purchase price of approximately $75 million (the “ComSovereign Acquisition”). ComSovereign had been formed in January 2019 and, prior to its acquisition by our company, had completed five acquisitions of companies with unique products in development for, or then being marketed to, the telecommunications market. As a result of our acquisitions, our company is comprised of the following principal operating units, each of which was acquired to address a different opportunity or sector of the North American telecom infrastructure and service market:

●	DragonWave-X LLC. DragonWave-X, LLC and its operating subsidiaries, DragonWave Corp. and DragonWave-X Canada, Inc. (collectively, “DragonWave”), are a Dallas-based manufacturer of high-capacity microwave and millimeter wave point-to-point telecom backhaul radio units. DragonWave and its predecessor have been selling telecom backhaul radios since 2012 and its microwave radios have been installed in over 330,000 locations in more than 100 countries worldwide. According to a report of the U.S. Federal Communications Commission, as of December 2019, DragonWave was the second largest provider of licensed point-to-point microwave backhaul radios in North America. DragonWave was acquired by ComSovereign in April 2019 prior to the ComSovereign Acquisition.

●	Virtual Network Communications Inc. Virtual Network Communications Inc. (“VNC”) is an edge compute focused wireless telecommunications technology developer and equipment manufacturer of both 4G LTE Advanced and 5G capable radio equipment. VNC designs, develops, manufactures, markets, and supports a line of network products for wireless network operators, mobile virtual network operators, cable TV system operators, and government and business enterprises that enable new sources of revenue, and reduce capital and operating expenses. VNC also has developed rapidly deployable, tactical systems that can be combined with the tethered aerostats and drones offered by our Drone Aviation subsidiary and enabled and operated in nearly any location in the world. We acquired VNC in July 2020.

●	Fastback. Skyline Partners Technology LLC, which does business under the name Fastback Networks (“Fastback”), is a manufacturer of intelligent backhaul radio (IBR) systems that deliver high-performance wireless connectivity to virtually any location, including those challenged by Non-Line of Sight (NLOS) limitations. Fastback’s advanced IBR products allow operators to economically add capacity and density to their macrocells and expand service coverage density with small cells. These solutions also allow operators to both provide temporary cellular and data service utilizing mobile/portable radio systems and provide wireless Ethernet connectivity. We acquired Fastback in January 2021.

●	Drone Aviation. Lighter Than Air Systems Corp., which does business under the name Drone Aviation (“Drone Aviation”), is based in Jacksonville, Florida and develops and manufactures cost-effective, compact and enhanced tethered unmanned aerial vehicles (UAVs), including lighter-than-air aerostats and drones that support surveillance sensors and communications networks. We acquired Drone Aviation in June 2014.

●	Sky Sapience Ltd. Sky Sapience Ltd. (“SKS”) is an Israeli-based manufacturer of drones with a patented tethered hovering technology that provides long-duration, mobile and all-weather Intelligence, Surveillance and Reconnaissance (ISR) capabilities to customers worldwide for both land and marine-based applications. Its innovative technologies include fiber optic tethers that enable secure, high-capacity communications, including support for commercial 4G and 5G wireless networks. SKS’s flagship HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users. We acquired SKS in March 2021.

●	RVision, Inc. RVision Inc. (“RVision”) is a California-based developer of technologically-advanced video and communications products and physical security solutions designed for government and private sector commercial industries. It has been serving governments and the military for nearly two decades with sophisticated, environmentally-rugged optical and infrared cameras, hardened processors, custom tactical video hardware, software solutions, and related communications technologies. It also has developed nano-defractive optics with integrated, artificial intelligence-driven electro-optical sensors and communication network connectivity products for smart city/smart campus applications. We acquired RVision in April 2021.

●	InduraPower, Inc. InduraPower Inc. (“InduraPower”) is a Tucson, Arizona-based developer and manufacturer of intelligent batteries and back-up power supplies for network systems and telecom nodes. It also provides power designs and batteries for the aerospace, marine and automotive industries. ComSovereign acquired InduraPower in January 2019 prior to the ComSovereign Acquisition.

●	Silver Bullet Technology, Inc. Silver Bullet Technology, Inc. (“Silver Bullet”) is a California-based engineering firm that designs and develops next generation network systems and components, including large-scale network protocol development, software-defined radio systems and wireless network designs. ComSovereign acquired Silver Bullet in March 2019 prior to the ComSovereign Acquisition.

●	Lextrum, Inc. Lextrum, Inc. (“Lextrum”) is a Tucson, Arizona-based developer of full-duplex wireless technologies and components, including multi-reconfigurable radio frequency (RF) antennae and software programs. This technology enables the doubling of a given spectrum band by allowing simultaneous transmission and receipt of radio signals on the same frequencies. ComSovereign acquired Lextrum in April 2019 prior to the ComSovereign Acquisition.

●	Innovation Digital, LLC. Innovation Digital, LLC (“Innovation Digital”) is a California-based developer of "beyond state-of-the-art" mixed analog/digital signal processing solutions, intellectual property (IP) licensing, design and consulting services. Its signal processing techniques and intellectual property have significantly enhanced the bandwidth and accuracy of RF transceiver systems and have provided enabling technologies in the fields of communications and RADAR systems, signals intelligence (SIGINT) and electronic warfare (EW), test and measurement systems, and semiconductor devices. We acquired Innovation Digital in June 2021.

●	VEO Photonics, Inc. VEO Photonics, Inc. (“VEO”), based in San Diego, California, is a research and development company innovating SiP technologies for use in copper-to-fiber-to-copper switching, high-speed computing, high-speed ethernet, autonomous vehicle applications, mobile devices and 5G wireless equipment. ComSovereign acquired VEO in January 2019 prior to the ComSovereign Acquisition.

●	Sovereign Plastics LLC. Sovereign Plastics LLC (“Sovereign Plastics”), based in Colorado Springs, Colorado, operates as the material, component manufacturing and supply chain source for all of our subsidiaries, and also provides plastic and metal components to third-party manufacturers. Its ability to rapidly prototype new product offerings and machine moldings, metals and plastic castings has reduced the production cycle for many of our components from months to days. We acquired the business currently conducted by Sovereign Plastics in March 2020.

Risks Associated With Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. In particular, risks associated with our business include, but are not limited to, the following:

●	Since our recent acquisition of ComSovereign in November 2019, we lack an established operating history on which to evaluate our consolidated business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

●	We incurred net losses in our fiscal years ended December 31, 2020 and 2019 with negative cash flows, and we cannot assure you as to when, or if, we will become profitable and generate positive cash flows.

●	We expect to continue to incur losses from operations and negative cash flows, which raise substantial doubt about our ability to continue as a going concern.

●	We may not generate sufficient cash flows to cover our operating expenses.

●	We have significant debt and if we are unable to repay our debt when it becomes due, our business, financial condition and results of operations could be materially harmed.

●	If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing stockholders may suffer substantial dilution.

●	Raising capital in the future could cause dilution to our existing stockholders and may restrict our operations or require us to relinquish rights.

●	The COVID-19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic.

●	Rapid technological change in our market and/or changes in customer requirements could cause our products to become obsolete or require us to redesign our products, which would have a material adverse effect on our business, operating results and financial condition.

●	Product development is a long, expensive and uncertain process, and our failure to develop marketable products in our various markets could adversely affect our business, prospects and financial condition.

●	We compete with companies that have significantly more resources for their research and development efforts than we have or have received government contracts for the development of new products.

●	Product quality problems, defects, errors or vulnerabilities in our products could harm our reputation and adversely affect our business, financial condition, results of operations and prospects.

●	If sufficient radio spectrum is not allocated for use by our products or if we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

●	If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

Our Corporate Information

We were incorporated as Drone Aviation Holding Corp. in the State of Nevada on April 17, 2014. An amendment to our Articles of Incorporation changing our name to COMSovereign Holding Corp. was effected on November 30, 2019. Our principal executive offices are located at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, and our telephone number is (469) 930-2661. Our website address is www.COMSovereign.com, and many of our subsidiaries also have their own websites linked to and that may be accessed from our principal corporate website. Information on our website and on that of our subsidiaries is not part of this prospectus.

The Offering

Securities offered by the Selling Stockholders:	6,808,034 shares of common stock, which includes (i) 4,165,322 outstanding shares of common stock, and (ii) 2,642,712 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock (the “Warrants”).

Common stock outstanding prior the offering:	71,531,070 shares (as of June 4, 2021)

Common stock to be outstanding after the offering assuming exercise of all Warrants:	74,173,782 shares

Use of Proceeds:	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock being offered by this prospectus.

Risk Factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 7 before deciding to invest in our securities.

Trading Symbol:	Our common stock is currently quoted on The Nasdaq Capital Market under the trading symbol “COMS”.

The 74,173,782 shares of common stock to be outstanding after this offering is based on 71,531,070 shares of common stock outstanding as of June 4, 2021. The 74,173,782 shares of common stock to be outstanding after this offering excludes an aggregate of up to approximately 18,386,650 shares of common stock based upon the following:

●	An aggregate of 7,733,092 shares of common stock issuable upon the exercise of outstanding stock purchase warrants, other than the Warrants, with a weighted average exercise price of $4.18 per share that expire between August 3, 2021 and May 27, 2026;

●	An aggregate of 4,848,547 shares of common stock issuable upon the conversion of outstanding convertible indebtedness with a weighted average conversion price of $4.69 per share that matures between June 3, 2022 and January 29, 2026; and

●	An aggregate of 5,805,011 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $2.06 per share granted under our long-term equity incentive plans.

RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021, which are incorporated by reference into this prospectus, the information and documents incorporated by reference herein, and in any prospectus supplement or free writing prospectus that we have authorized for use in connection with an offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

We issued all of the outstanding shares of common stock that may be sold hereunder and the Warrants in 2021 in connection with the following transactions:

Private Placement of Units.  On January 26, 2021, we consummated a public offering of 3,855,422 units at a price to the public of $4.15 per unit, each unit consisting of one share of our common stock and a warrant to purchase one share of common stock at an exercise price of $4.50 per share.  In connection with our public offering, on or about January 26, 2021, we issued to 21 accredited investors an aggregate of 2,751,556 units at a price of $4.15 per unit, each unit consisting of one share of our common stock and a warrant to purchase one share of common stock at an exercise price of $4.50 per share. Such units were sold in a transaction that was exempt from the registration requirements of the Securities Act in connection with the conversion of approximately $9.9 million aggregate principal amount of promissory notes and accrued interest thereon. The warrants included in such units are exercisable to purchase shares of our common stock for a purchase price of $4.50 per share, subject to adjustment, at any time on or prior to January 26, 2026. Pursuant to our conversion agreement with each of such investors, we agreed to file with the SEC within 15 business days of the date we filed our Annual Report on Form 10-K for the year ended December 31, 2020 a registration statement on Form S-1 to register the shares of common stock issuable upon exercise of the warrants included in such units and to use our reasonable efforts to cause such registration statement to remain continuously effective during the entire time such warrants remain outstanding or until such earlier time as the shares of common stock underlying such warrants are freely tradeable without registration.

Acquisition of RVision.  On April 1, 2021, we completed the acquisition of RVision pursuant to a Share Exchange Agreement dated as of March 26, 2021 (the “Exchange Agreement”) among our company, RVision, Industrial Security Alliance Partners, Inc. and Halls of Valhalla, LLC.  In accordance with the terms of the Exchange Agreement, we acquired all of the issued and outstanding shares of capital stock of RVision in exchange for 2,000,000 shares of our common stock.  In the Exchange Agreement, we agreed to file a registration statement under the Securities Act to register the resale of 1,000,000 of such shares of common stock by April 30, 2021 and to include the remaining shares in any registration statement we file under the Securities Act for any primary offering on or prior to March 31, 2022, subject to certain exceptions.

Acquisition of Innovation Digital.  On June 3, 2021, we completed the acquisition of Innovation Digital pursuant to an Agreement and Plan of Merger and Reorganization dated as of June 3, 2021 (the “Merger Agreement”) among our company and our wholly-owned subsidiary, CHC Merger Sub V, LLC, Innovation Digital and Dr. Scott R. Velazquez. In accordance with the terms of the Merger Agreement, we acquired all of the outstanding membership units of Innovation Digital in exchange for (i) $1,000,000 in cash, (ii) 3,165,322 shares of our common stock, and (iii) a convertible promissory note in the principal amount of $600,000. In the Merger Agreement, we agreed to file a registration statement under the Securities Act to register the resale of the 3,165,322 shares of common stock issued at the closing of the acquisition by September 1, 2021.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

Some of the statements in this prospectus and the documents incorporated by reference into this prospectus constitute “forward-looking statements” that represent our beliefs, projections and predictions about future events. From time to time in the future, we may make additional forward-looking statements in presentations, at conferences, in press releases, in other reports and filings and otherwise. Forward-looking statements are all statements other than statements of historical fact, including statements that refer to plans, intentions, objectives, goals, targets, strategies, hopes, beliefs, projections, prospects, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words “may,” “could,” “should,” “would,” “will,” “project,” “intend,” “continue,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “plan,” “potential,” “opportunity,” “scheduled,” “goal,” “target,” and “future,” variations of such words, and other comparable terminology and similar expressions and references to future periods are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

●	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

●	the potential impact of COVID-19 on our business and results of operations;

●	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

●	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

●	our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

●	our markets, including our market position and our market share;

●	our ability to successfully develop, operate, grow and diversify our operations and businesses;

●	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

●	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

●	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

●	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

●	industry trends and customer preferences and the demand for our products, services, technologies and systems; and

●	the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $11.9 million. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market Information for Common Stock

Prior to January 22, 2021, our common stock traded under the ticker symbol “COMS” on the OTCQB tier of the OTC Markets, Inc. On January 22, 2021, our common stock commenced trading on the Nasdaq Capital Market under the ticker symbol “COMS.”

Holders

As of June 4, 2021, we had approximately 355 stockholders of record, according to the records of our transfer agent, and an unknown number of additional holders of common stock held in ‘street name’.

Dividends

We have not declared any common stock dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our Articles of Incorporation, as amended, or Bylaws that restrict us from declaring dividends.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 4, 2021 by:

●	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after June 4, 2021. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

In the table below, the percentage of beneficial ownership of our common stock is based on 71,531,070 shares of our common stock outstanding as of June 4, 2021. Unless otherwise noted below, the address of the persons listed on the table is c/o COMSovereign Holding Corp., 5000 Quorum Drive, Suite 400, Dallas, Texas 75254.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (%)(1)
Named Executive Officers and Directors
Daniel L. Hodges(2)	8,214,140	11.5%
John E. Howell(3)	8,594,903	12.0
Harold “Bud” Patterson	8,334	*
Dr. Dustin McIntire(4)	1,487,097	2.1
Brian M. Kelly (5)	1,009,058	1.4
Kevin M. Sherlock(6)	195,233	*
Martin R. Wade, III	-	-
David Aguilar(7)	197,132	*
Richard J. Berman(8)	470,907	*
Brent M. Davies(9)	556,622	*
Kay Kapoor(10)	66,667	*
James A. Marks(11)	318,688	*

Executive Officers and Directors as a Group (12 persons)	21,118,781	29.5

Other 5% Stockholders
Dr. Phillip Frost(12)	4,561,607	6.4

*	less than 1%.

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on June 4, 2021. On June 4, 2021, there were 71,531,070 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of June 4, 2021. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Includes 7,471,025 shares held directly by Mr. Hodges, of which 66,666 shares are restricted stock awards, 24,575 shares of common stock held by Mr. Hodges’s spouse, 501,400 shares held by Medusa Scientific LLC, 28,566 shares held by The Hodges Foundation, and 188,574 held by TM Technologies, Inc. Mr. Hodges has voting and dispositive control over the shares held by Medusa Scientific LLC, The Hodges Foundation, and TM Technologies, Inc. Mr. Hodges has current voting control over all 66,666 restricted stock awards.

(3)	Includes 125,744 shares held directly by Mr. Howell, of which 66,666 shares are restricted stock awards, 100,000 shares held by M. Howell’s father, 8,366,667 shares held by New Bunker Hill LLC, and 2,492 shares held by Prometheus Partners Holdings LLC. Mr. Howell has voting and dispositive control over the shares held by New Bunker Hill LLC and Prometheus Partners Holdings LLC. Mr. Howell has current voting control over all 66,666 restricted stock awards.

(4)	Includes 33,333 shares of restricted stock awards and 63,334 shares issuable upon the exercise of outstanding warrants held by Mr. McIntire. Mr. McIntire has current voting control over all 33,333 restricted stock awards.

(5)	Represents 1,009,058 shares held by Industrial Security Alliance Partners, Inc., over which Mr. Kelly has voting and dispositive control. 625,000 of those shares are being registered for resale hereunder.

(6)	Represents 195,233 shares held by the Kevin M. Sherlock Revocable Trust, of which 33,333 shares are restricted stock awards. Mr. Sherlock has voting and dispositive control over the shares held by the trust. Mr. Sherlock has current voting control over all 33,333 restricted stock awards.

(7)	Represents (i) 16,667 shares of common stock owned of record by the David V. Aguilar Traditional IRA, (ii) 60,464 shares of common stock owned of record by Global Security and Innovative Strategies, LLC (“GSIS”), and (iii) 120,001 shares of common stock underlying options that are exercisable by GSIS. Mr. Aguilar is a partner in GSIS and has voting input regarding the shares held by GSIS. The address of GSIS is 1401 H Street NW, Suite 875, Washington, DC 20005.

(8)	Includes 33,333 shares of restricted stock awards and 42,776 shares of common stock underlying warrants that are exercisable by Mr. Berman. Mr. Berman has current voting control over all 33,333 restricted stock awards.

(9)	Includes 33,333 shares of restricted stock awards. Mr. Davies has current voting control over all 33,333 restricted stock awards. Also includes 4,748 shares held by Dasepi LLC. While Mr. Davies has no ownership interest in Dasepi LLC, he has voting and dispositive control over the shares held by Dasepi LLC.

(10)	Includes 66,667 shares of restricted stock awards. Ms. Kapoor has current voting control over all 66,667 restricted stock awards.

(11)	Represents 318,688 shares held by Spidernet, Inc., of which 33,333 shares are restricted stock awards. Mr. Marks has voting and dispositive control over the shares held by Spidernet, Inc. Mr. Marks has current voting control over all 33,333 restricted stock awards.

(12)	As reported on a Schedule 13G filed by Dr. Phillip Frost on March 2, 2021, represents (i) 820,834 shares owned of record by Mr. Frost, (ii) 1,343,580 shares owned of record by Frost Nevada Investment Trust and (iii) 2,397,193 shares owned of record by Frost Gamma Investments Trust. Mr. Frost has voting and dispositive control over the shares held by Frost Nevada Investment Trust and Frost Gamma Investments Trust. The address of Mr. Frost, Frost Nevada Investment Trust and Frost Gamma Investments Trust is 4400 Biscayne Boulevard, 15th Floor, Miami, FL 33137.

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. As of June 4, 2021, 71,531,070 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, as of such date, 10,375,804 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants, including the Warrants, 5,805,011 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase options, and 4,848,547 shares of common stock were reserved for issuance upon the conversion of outstanding convertible debt incurred in conjunction with the Fastback acquisition.

Common Stock

Voting, Dividend and Other Rights.    Each outstanding share of common stock entitles the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation.    Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.    The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize stockholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights.    Under our articles of incorporation, as amended, our board of directors can issue up to 100,000,000 shares of preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without shareholder approval.

Outstanding Warrants

As of June 4, 2021, the following warrants were outstanding:

●	Warrants to purchase 10,002 shares of common stock at any time on or prior to August 3, 2021 at an initial exercise price of $1.50 per share.

●	Warrants to purchase 6,668 shares of common stock at any time on or prior to November 9, 2021 at an initial exercise price of $1.50 per share.

●	Warrants to purchase 33,334 shares of common stock at any time on or prior to September 26, 2022 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 33,342 shares of common stock at any time on or prior to April 12, 2025 at an initial exercise price of $3.60 per share.

●	Warrants to purchase 62,172 shares of common stock at any time on or prior to April 29, 2025 at an initial exercise price of $2.97 per share.

●	Warrants to purchase 96,668 shares of common stock and remain outstanding at any time on or prior to December 31, 2022 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 62,172 shares of common stock at any time on or prior to April 29, 2025 at an initial exercise price of $2.97 per share.

●	Warrants to purchase 17,866 shares of common stock at any time on or prior to August 20, 2025 at an initial exercise price of $8.40 per share.

●	Warrants to purchase 560,192 shares of common stock at any time on or prior to July 6, 2025 at an initial exercise price of $0.15 per share for 315,689 of the warrants and $0.72 per share for 244,503 of the warrants.

●	Warrants to purchase 8,000 shares of common stock at any time on or prior to June 7, 2023 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 100,000 shares of common stock at any time on or prior to January 20, 2026 at an initial exercise price of $4.15 per share.

●	Warrants to purchase 7,185,290 shares of common stock at any time on or prior to January 26, 2026 at an initial exercise price of $4.50 per share.

●	Warrants to purchase 154,216 shares of common stock and remain outstanding at any time on or prior to January 21, 2026 at an initial exercise price of $5.1875 per share.

●	Warrants to purchase 225,882 shares of common stock and remain outstanding at any time on or prior to February 10, 2026 at an initial exercise price of $5.3125 per share.

●	Warrants to purchase 1,820,000 shares of common stock and remain outstanding at any time on or prior to May 27, 2026 at an initial exercise price of $4.50 per share.

Pursuant to the terms of such warrants, the applicable exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Provisions of our articles of incorporation, as amended, and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders.    Our bylaws provide that special meetings of the stockholders may be called only by the chief executive officer, if any, or the president or the board of directors.

Removal of Directors; Vacancies.    Our bylaws provide that a director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Amendment of Bylaws.    Our bylaws provide that our bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Preferred Stock.    Our articles of incorporation, as amended, authorize the issuance of up to 100,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC. ClearTrust, LLC’s address is 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558 and its telephone number is (813) 235-4490.

SELLING STOCKHOLDERS

The table below sets forth, as of June 4, 2021, the following information regarding the Selling Stockholders:

●	the number of shares of common stock owned by each Selling Stockholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of common stock to be offered by each Selling Stockholder in this offering;

●	the number of shares of common stock to be owned by each Selling Stockholder assuming the sale of all of the shares of common stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of common stock to be owned by each Selling Stockholder assuming the sale of all of the shares of common stock covered by this prospectus based on the number of shares of common stock issued and outstanding as of June 4, 2021.

Except as described above, the number of shares of common stock beneficially owned by each Selling Stockholder has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes, for such purpose, shares of common stock that the Selling Stockholder has the right to acquire within 60 days of June 4, 2021.

The shares of common stock that may be offered by certain Selling Stockholders hereunder may be acquired by such Selling Stockholders upon the exercise by such Selling Stockholders of the Warrants that are held by such Selling Stockholders and that were previously issued in a private transaction by our company. The outstanding shares of common stock that may be offered by certain other Selling Stockholders hereunder were issued in private transactions by our company in connection with the acquisition of certain of our subsidiaries. Descriptions of the private transactions in which we issued the Warrants or the outstanding shares of common stock are set forth under the caption “Issuance of Securities to Selling Stockholders.” Except as otherwise indicated, we believe that the Selling Stockholders have sole voting and investment power with respect to such shares of common stock.

All information with respect to the common stock ownership of each Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, each Selling Stockholder has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by it. Because the Selling Stockholders may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that each Selling Stockholder will sell all of the shares of common stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock that it presently owns. Except in the case of (i) Brain M. Kelly, our Executive Vice President for Business Development, who joined our company in connection with our acquisition of RVision on April 1, 2021, and (ii) Scott R. Velazquez, our Chief Research Officer, who joined our company in connection with our acquisition of Innovation Digital on June 3, 2021, no Selling Stockholder has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

	Shares Owned Prior to the Offering			Number of Shares	Shares Owned After the Offering
Name	Number	Percent (1)		Offered	Number	Percent (1)

Amar Capital Corp. 8275 S. Eastern Avenue, Suite 200-361 Las Vegas, NV 89123	129,579	*	%	79,579	50,000	*	%
Big Elk Funding, LLC 11142 E Tamarisk Way Scottsdale, AZ 85262	181,209	*		57,271	123,938	*
Curtis R. Cornelius 2496 Royal Oak Drive Escondido, CA 92027	52,929	*		13,664	39,265	*
Charles A. Ebetino, Jr. 3694 Seaford Drive Columbus, OH 43220	2,362,620	3.3		119,418	2,243,202	3.0
Roseann Fierro 74 W. George Street Freehold, NJ 07728	61,145	*		27,239	33,906	*
Michael S. Geismar 1325 Broomley Road Charlottesville, VA 22901	61,408	*		28,204	33,204	*
Kevin P. Gould 11529 Canterbury Circle Leawood, KS 66211	31,736	*		14,201	17,535	*
Grand Peak Capital Corp. 210 - 9648 128 Street Surrey, BC V3T 2X9 Canada	1,429,515	2.0		1,014,716	414,799	*
Jeffrey A. Grossman 35 Rochelle Drive New City, NY 10956	29,998	*		14,196	15,802	*
Halls of Valhalla, LLC 10655 Park Run Drive, Suite 130 Las Vegas, NV 89144	990,942	1.4		375,000	615,942	*
Industrial Security Alliance Partners, Inc. (2) 10350 Science Center Drive, Suite 100 San Diego, CA 92121	1,009,058	1.4		625,000	384,058	*
Janice M. Loshin 1 Summer Hill Way San Rafael, CA 94903	30,662	*		13,664	16,998	*

	Shares Owned Prior to the Offering			Number of Shares	Shares Owned After the Offering
Name	Number	Percent (1)		Offered	Number	Percent (1)
Susan E. Loshin & Matthew A. Powers, JTWROS 432 Ridge Road Novato, CA 94947	30,662	*	%	13,664	16,998	*	%
Randall McCathren 702B Clearview Drive Nashville, TN 37205	123,916	*		54,458	69,458	*
Timothy McLaughlin 65 Bryant Avenue Roslyn, NY 11576	575,324	*		135,324	440,000	*
The Jay Harris Nussbaum Revocable Trust, Ira Entis Trustee 3303 Fox Mill Road Oakton, VA 22124	2,743,314	3.8		552,231	2,191,083	3.0
The Shaykin Family Foundation 5268 Sycamore Avenue Riverdale, NY 10471	30,604	*		13,635	16,969	*
Mark P. Siegel 6615 N. 66th Place Paradise Valley, AZ 85253	105,264	*		42,632	62,632	*
Mark Vanderbeek 112 Benton Street, Unit 105 Kitchener, ON N2G 3H6 Canada	391,624	*		391,624	-	*
Scott R. Velazquez (3) 13460 El Presidio Trail San Diego, CA 92130	3,165,322	4.4		3,165,322	-	*
Charles E. Watts 5810 Landing Court Emerald Isle, NC 28594	66,025	*		28,679	37,346	*
Vamsee M. Yaganti 7255 S Caladora Cove Cottonwood Heights, UT 8407	98,293	*		28,313	69,980	*

*	less than 1%.
(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on June 4, 2021. On June 4, 2021, there were 71,531,070 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and warrants.
(2)	Brian Kelly, our Executive Vice President for Business Development, has control over Industrial Security Alliance Partners, Inc.
(3)	Scott R. Velazquez is our Chief Research Officer.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of the shares of common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares of common stock may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Stockholder, rather than under this prospectus. Each Selling Stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares of common stock offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares of common stock offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of common stock.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholder will sell all or any portion of the shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the Selling Stockholders no longer own any Warrants or shares of common stock issuable upon the exercise thereof. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered in this prospectus will be passed for us by Flangas Law Group, Las Vegas, Nevada.

EXPERTS

Our financial statements as of December 31, 2020 and for the year ended December 31, 2020 and the period January 10, 2019 (inception) through December 31, 2019, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, which is incorporated by reference herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, Attention: Chief Financial Officer or telephoning us at (469) 930-2661.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at www.COMSovereign.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 30, 2021;

●	Our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021 filed with the SEC on May 17, 2021;

●	Our Definitive Proxy Statement on Schedule 14A (to the extent incorporated by reference into our Annual Report on Form 10-K) filed with the SEC on April 30, 2021;

●	Our Current Reports on Form 8-K filed with the SEC on January 27, 2021, February 4, 2021, February 16, 2021, February 23, 2021, March 1, 2021, March 25, 2021, April 6, 2021, April 22, 2021, May 17, 2021, June 3, 2021 and June 8, 2021; and

●	The description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A (File No. 001-39379) filed with the SEC on December 22, 2020 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.COMSovereign.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

COMSovereign Holding Corp.

Attention: Corporate Secretary
5000 Quorum Drive, Suite 400
Dallas, TX 75254
469-930-2661

6,808,034 Shares

COMomSovereign Holding Corp.

PROSPECTUS

June 24, 2021